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                               AMENDMENT NO. 1 TO
                          AGREEMENT AND PLAN OF MERGER

         This Amendment No. 1 to Agreement and Plan of Merger dated as of March 26, 20001 is entered into by and among TeamStaff, Inc., a New Jersey corporation with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamStaff"), TeamSub, Inc. a Georgia corporation and a direct wholly-owned subsidiary of TeamStaff with its principal address at 300 Atrium Drive, Somerset, New Jersey 08873 ("TeamSub") and BrightLane.com, Inc. a Georgia corporation with its principal address at 3650 Mansell Road, Suite 200, Alpharetta, GA 30022 ("BrightLane") TeamStaff, TeamSub and BrightLane are sometimes referred to herein collectively as the "Parties".

                                   WITNESSETH

         WHEREAS, TeamStaff, TeamSub and BrightLane are parties to that certain Agreement and Plan of Merger entered into as of March 6, 2001 ("the Agreement").

         WHEREAS, the Parties have determined it to be in their best interests to amend certain terms and conditions contained in the Agreement.

         NOW THEREFORE, in consideration of the foregoing and the mutual terms and conditions contained herein, and for other good and valuable consideration, the Parties hereby agree as follows:

         1. Section 5.8 of the Agreement is hereby amended and restated to read as follows:

                  5.8      CONTINUING DUE DILIGENCE AND DISCLOSURE SCHEDULE
                           DELIVERY

                  (i) Both BrightLane and TeamStaff shall have the period commencing on March 6, 2001 and ending at 5:00 PM, ESTon March 30, 2001 (the "Deadline Date") to continue and complete their due diligence review of each other. Each Party shall cooperative in good faith with such continuing investigation. If at any time either BrightLane or TeamStaff shall determine, in good faith that they are not satisfied with the results of their due diligence for any reason, they may, but are not required to, give notice of their election ("Diligence Notice") to terminate the Merger and this Agreement pursuant to Section 10 without further obligation or liability to the other. If neither party gives a Diligence Notice on or before the Deadline Date, then no party may thereafter terminate the Merger or this Agreement pursuant to this
         Section 5.8.

                  (ii) For the period commencing on the date of this Agreement and ending on the Deadline Date, both BrightLane and TeamStaff shall exercise commercially reasonable efforts to seek and obtain fairness opinions with respect to the transactions contemplated by this Agreement. In the event that a Party is unable to obtain such fairness opinions on or before the Deadline Date, or in the event that the Board of


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         Directors of such Party (after consideration of such fairness opinion) shall determine not to recommend approval of the Merger by such Party's shareholders, then such Party may, by notice to the other Party pursuant to Section 10, terminate the Merger and this Agreement without further obligation or liability to the other.

                  (iii) Each of BrightLane and TeamStaff shall deliver their respective Disclosure Schedule to the other party on or before March 16, 2001 and the Parties shall use their reasonable best efforts to deliver the TeamStaff Voting Agreements and BrightLane Voting Agreements prior to the Deadline Date.

         2. All other terms and conditions of the Agreement shall remain in full force and effect.

         3. This Amendment No. 1 to Agreement and Plan of Merger may be executed in counterpart, each of which shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart

         IN WITNESS WHEREOF, the Parties hereto have executed this Amendment No. 1 to Agreement and Plan of Merger as of the date first above written.

                                       TEAMSTAFF, INC.


                                       By:______________________________
                                               Donald Kappauf
                                               Chief Executive Officer
TEAMSUB, INC.

By:_______________________________
         Donald Kappauf
         President
                                       BRIGHTLANE.COM INC.


                                       By:_________________________________
                                               T. Stephen Johnson
                                               Chairman